Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

CARLYLE ALPINVEST PRIVATE MARKETS SECONDARIES FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type		Security Class Title		Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity		Common Stock		457(o)		(1)		(1)		$1,000,000 (2)		0.00015310		$153.10
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—		—		—		—				—				—	—	—	—	—
	Total Offering Amounts										$1,000,000				$153.10
	Total Fees Previously Paid														—
	Total Fee Offsets														—
	Net Fee Due														$153.10

(1)	This registration statement relates to the aggregate offering of $1,000,000 of common shares of beneficial interest of the Fund. The offering currently includes Class A and Class I Shares.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.